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                                                      Registration No. 333-44534
                                                Filed pursuant to Rule 424(b)(3)


        PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED SEPTEMBER 6, 2000

                            MRV COMMUNICATIONS, INC.

     MRV Communications, Inc. is revising and supplementing its prospectus dated September 6, 2000, which offers for resale shares of MRV's common stock held by certain selling stockholders. The revised information is presented as of November 15, 2000 and should be read with MRV's prospectus dated September 6, 2000. To the extent that the information in this supplement differs from the information contained in MRV's prospectus dated September 6, 2000, the information in this supplement supersedes the information in MRV's prospectus dated September 6, 2000.

                                 USE OF PROCEEDS

     The information concerning the use of proceeds in the section of MRV's prospectus dated September 6, 2000 entitled "Use of Proceeds," located at page 13 is revised as follows:

     Except to the extent we receive funds held in trust to satisfy various obligations of the selling stockholders receiving their MRV shares in connection with the acquisition of Jolt Ltd. as discussed in Note A to the table below under "Selling Stockholders," we will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The information concerning the selling stockholders listed in the section of MRV's prospectus dated September 6, 2000 entitled "Selling Stockholders," located at pages 14 to 22 is revised to add the following information:



                                                            Number of                   Number of         Percent of
                                                             shares                    shares being      outstanding
                                                           beneficially                offered by          shares
                                                              owned                        the            to be owned
                                                            prior to                     selling        upon completion
Name of Selling Shareholder                               this offering                shareholders       of offering
------------------------------------------------------    ---------------             -------------     ---------------
Au Sai Chuen                                                   7,122 (A)                 7,122 (A)            *
Biological Research Consultants (UK) LTD.                     10,342 (A)                10,342 (A)            *
Bodenheimer, Joseph                                            1,610 (A)                 1,610 (A)            *
Chen, Shih-Yu                                                    170 (B)                   170 (B)            *
Cheng, Yu-Tsui                                                   850 (B)                   850 (B)            *
Euval Barrekette and Olga Barrekette                           4,498 (A)                 4,498 (A)            *
Fishman, Yale                                                  1,224 (A)                 1,224 (A)            *
Gabel, Seymour                                                 1,208 (A)                 1,208 (A)            *
GFM - KOLT L.P. (Hollywood Group)                             16,450 (A)                16,450 (A)            *




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


                                                            Number of                   Number of         Percent of
                                                             shares                    shares being      outstanding
                                                           beneficially                offered by          shares
                                                              owned                        the            to be owned
                                                            prior to                     selling        upon completion
Name of Selling Shareholder                               this offering                shareholders       of offering
------------------------------------------------------    ---------------             -------------     ---------------
Huang, Hsi-Sheng                                              15,945 (B)                15,945 (B)            *
Huang, Shu-Chun                                                5,525 (B)                 5,525 (B)            *
Igal Slonim Trust Options and Warrants                        19,532 (A)                19,532 (A)            *
Israel Research and Development Co. LTD.                      49,904 (A)                49,904 (A)            *
Itochu Techno-Science Corporation                             25,150 (A)                25,150 (A)            *
Jacobs, Harlan                                                   570 (A)                   570 (A)            *
Jotkowitz, Seymour                                             2,446 (A)                 2,446 (A)            *
Kuo, Shu-Hsien                                                   922 (B)                   922 (B)            *
Lin, Chi-Tsao                                                    170 (B)                   170 (B)            *
Logicom Holdings Inc.                                         92,838 (A)                92,838 (A)            *
Lu Ho, Mei-Fan                                                38,505 (B)                38,505 (B)            *
Marie Wolpert Marital Trust                                   11,958 (A)                11,958 (A)            *
Medved, Benjamin                                              28,168 (A)                28,168 (A)            *
Medved, David                                                548,131 (A)(C)            548,131 (A)(C)         *
Medved, Harry                                                 28,168 (A)                28,168 (A)            *
Medved, Jonathan                                              28,972 (A)                28,972 (A)            *
Medved, Michael                                               51,458 (A)                51,458 (A)            *
Medved, Yael Amishav                                         165,850 (A)               165,850 (A)            *
Moskowitz, Henry & Rose                                       74,692 (A)                74,692 (A)            *
ROM Associates                                                   732 (A)                   732 (A)            *
Schottenstein, Richard                                         1,006 (A)                 1,006 (A)            *
Shen, Yun                                                    133,450 (B)               133,450 (B)            *
Shilo, Nathan Trustee                                        411,523 (D)               411,523 (D)            *
Talmor, Michael and Slonim, Igal Trustees                    275,112 (E)               275,112 (E)            *
Sonnenschein, Irving & Martha                                  1,344 (A)                 1,344 (A)            *
Tsou, Li-Chung                                                11,050 (B)                11,050 (B)            *
U.S. Investors Ltd.                                            4,886 (A)                 4,886 (A)            *
Unicycle Corp.                                                44,818 (A)                44,818 (A)            *
Wei, Li-Ming                                                   2,550 (B)                 2,550 (B)            *

----------
(A) These shares were issued in connection with MRV's acquisition of the outstanding capital stock of Jolt Ltd. from these selling stockholders. These shares reflect approximately 76.5% of the shares issued in connection with MRV's Jolt acquisition. The balance of the shares issued in the Jolt-Acquisition (249,302 shares, or approximately 23.5% of the aggregate of 1,060,856 shares MRV issued to acquire Jolt, Ltd.) are held in trust by Michael Talmor and Igal Slonim as Trustees, who plan to sell the shares and hold the proceeds to secure the indemnification obligations incurred by the Jolt shareholders in connection with Jolt acquisition. Up to all of

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     the proceeds from the sales by Messrs Talmor and Slonim as trustees may be paid to MRV to satisfy MRV's claims for indemnification and or for partial repayment of the purchase price. Any amounts that are not required to satisfy MRV's claims are to be released from the trust in April 2002.

(B) These shares were issued in connection with MRV's acquisition of approximately 99.9% of the outstanding capital stock of Optronics International Corp., or OIC, a Taiwan corporation from these selling stockholders and others listed in the Company's prospectus dated September 6, 2000. Approximately 40% of the shares listed in the table for each of these stockholders have been placed in escrow (the "OIC Escrowed Shares") to secure indemnification obligations incurred by the OIC shareholders in connection with that acquisition. Up to all of the OIC Escrowed Shares may be returned to MRV to satisfy MRV's claims for indemnification. Up to one-third of the OIC Escrowed Shares (other than those held by the principal employees of OIC) are to be released from the escrow in July 2001 and any OIC Escrowed Shares that are not required to satisfy MRV's indemnity claims are to be released from the escrow in July 2002. Each of these selling shareholders have agreed that they will not, acting as a group with other selling shareholders, sell more than 100,000 shares at one time in any given month. This restriction does not apply if a selling shareholder is selling the shares alone and not in concert in any way with any other of these selling shareholders. This prospectus supplement corrects errors in certain of the names of the selling shareholders listed in MRV's prospectus dated September 6, 2000.

(C) Of the shares reflected in the table, MRV issued 136,608 shares to Dr. Medved in connection with its acquisition of the outstanding capital stock of Jolt Ltd. The balance of the shares reflected in the table for Dr. Medved, or 411,523 shares, are issuable upon exercise of options to purchase MRV's Common Stock at $2.625 per share. These options vest in equal installments of 2.778% per month from May 31, 2000 so long as Dr. Medved remains with Jolt, and are exercisable until May 30, 2005.

(D) Consists of 411,523 shares issuable upon exercise of outstanding options issued in favor of employees of Jolt, for which Mr. Nathan Shilo serves as Trustee at $2.625 per share. These options vest in equal installments of 1.667% per month from May 31, 2000 and may be exercised by Mr. Shilo on behalf of the respective employees entitled so long as such employee remains with Jolt and remain exercisable until May 30, 2005.

(E) Consists of (i) 249,302 shares that Mr. Slonim holds as co-trustee (with Mr.Talmor) as described in Note (A), and (ii) 25,810 shares issuable upon exercise of outstanding options and warrants at $2.625 per share that were issued in substitution for options and warrants of Jolt outstanding at the time of its acquisition by MRV and were held by Mr. Slonim.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 16, 2000



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